Exhibit 99.1

YERBAÉ BRANDS CORP.

ANNOUNCES LOAN AGREEMENTS COMBINED FOR $1.62 MILLION LED BY

KARRIE GIBSON CO-FOUNDER OF YERBAÉ

VANCOUVER, BC – September 26, 2024 – Yerbaé Brands Corp. (TSX-V: YERB.U; OTCQX: YERBF) (“Yerbaé” or the “Company”), a plant-based energy beverage company, is pleased to announce that it has secured over US$1.62M in loan financing to support the Company’s operations and growth initiatives, as further detailed below.

The Company entered into an agreement (the “Agreement”) with Maximcash Solutions LLC (“Maximcash”), dated July 5, 2024, whereby Maximcash agreed to loan US$750,000 (the “Loan”) to the Company for a period of twelve (12) months and is payable in 24 bi-weekly payments. As additional consideration for the Loan, the Company agreed to issue US$75,000 worth of common shares (each, a “Share”) in the capital of the Company to Maximcash. Accordingly, the Company has agreed to issue 214,285 Shares at a deemed price of $0.35 per Share subject to the approval of the TSX Venture Exchange.

In addition, the Company is pleased to announce that it has entered into an agreement (the “Loan Agreement”), dated September 16, 2024, with a private arm’s length investor (the “Investor”), whereby the Investor agreed to loan an aggregate of up to US$500,000 (the “Investor Loan”) to the Company, with an original issue discount of $40,000. The Loan Agreement matures (the “Maturity Date”) on August 16, 2025, or such other date as the parties may mutually agree in writing. The Investor Loan is interest free and payable on the Maturity Date.

The Company also announces that it has entered into an agreement (the “Gibson Agreement”), dated July 15, 2024, with Karrie Gibson, the Chief Financial Officer and a director of the Company, whereby Ms. Gibson agreed to loan an aggregate of up to US$330,000 (the “Gibson Loan”) to the Company, with an original issue discount of $300,000. The Gibson Agreement matures (the “Gibson Maturity Date”) on June 15, 2025, or such other date as the parties may mutually agree in writing. The Gibson Loan is interest free and payable on the Gibson Maturity Date.

The Company also announces that it has entered into a loan agreement (the “Dratt Agreement”), dated August 26, 2024, with Andrew Dratt, a director of the Company, whereby Mr. Dratt agreed to loan an aggregate of US$24,000 (the “Dratt Loan”) to the Company, with an original issue discount of US$20,000. The Dratt Agreement matures (the “Dratt Maturity Date”) on the date that is six (6) months from the date of the Dratt Agreement or such other date as the parties mutually agree upon. The Dratt Loan is interest free and payable on the Dratt Maturity Date.

The Company also announces that it has entered into a loan agreement (the “BEA Agreement”), dated August 26, 2024, with BEA Investments, LLC (“BEA”), a company located in Chicago, IL, whereby BEA agreed to loan an aggregate of US$60,000 (the “BEA Loan”) to the Company, with an original issue discount of US$50,000. The BEA Agreement matures (the “BEA Maturity Date”) on the date that is six (6) months from the date of the BEA Agreement or such other date as parties mutually agree upon. The BEA Loan is interest free and payable on the BEA Maturity Date.

The participation of Ms. Gibson, as the Chief Financial Officer of the Company, and Mr. Dratt, as a director of the Company, in the aforementioned loan transactions each constitutes a “related party transaction” under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Gibson Agreement and Dratt Agreement are exempt from the valuation requirement of MI 61-101 by virtue of the exemptions contained in section 5.5(b) of MI 61-101 as the Company’s common shares are not listed on a specified market and from the minority shareholder approval requirements of MI 61-101 by virtue of the exemption contained in section 5.7(1)(a) of MI 61-101 in that the fair market value of the Gibson Loan and Dratt Loan, respectively, will not exceed 25% of the Company’s market capitalization. The Company did not file a material change report more than 21 days before the anticipated closing date as the Company wished to close the transactions on an expedited basis for sound business reasons.

About Yerbaé

Yerbaé Brands Corp. (TSX-V: YERB.U; OTCQX: YERBF) makes great-tasting energy beverages with yerba made and other premium, plant-based ingredients. All Yerbaé energy beverages are zero calorie, zero sugar, non-GM), vegan, ket-friendly, paleo-approved, gluten free and diabetic-friendly. Founded in Scottsdale, AZ in 2017, Yerbaé seeks to disrupt the energy beverage marketplace by offering a no-compromise energy solution, with input and support from its recently-announced Yerbaé Advisory Board, Sports and Entertainment. Find us @DrinkYerbae on Instragram, Facebook, Twitter/X and TikTok, or online at https://yerbae.com

On Behalf of the Board of Directors

“Todd Gibson”

Todd Gibson, Chief Executive Officer and Co-Founder

Contact Information:

For investors, investors@yerbae.com or 480,471.8391

To reach CEO Todd Gibson, todd@yerbae.com or 480.471.8391

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.